EXHIBIT 10.6

Execution Copy

EMPLOYMENT AGREEMENT

STEPHEN E. CARLEY

EMPLOYMENT AGREEMENT (the “Agreement”), dated April 10, 2001, by and between EL POLLO LOCO, INC. (the “Company”) and Stephen E. Carley (the “Executive”).

WHEREAS, the Company desires to employ Executive and to enter into an agreement embodying the terms of such employment;

WHEREAS, Executive desires to accept such employment and enter into such an agreement;

WHEREAS, the Company considers it essential to its best interests and the best interests of its stockholder to foster the continued employment of Executive by the Company during the term of this Agreement; and

WHEREAS, Executive is willing to accept and continue Executive’s employment on the terms hereinafter set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1. Term of Employment; Executive Representation.

a. Employment Term. Subject to the provisions of Section 8 of this Agreement, Executive shall be employed by the Company for a period commencing on the date hereof and ending on the third anniversary of the date hereof (the “Employment Term”) on the terms and subject to the conditions set forth in the Agreement. Notwithstanding the preceding sentence, commencing with such third anniversary and on each anniversary thereafter (each an “Extension Date”), the Employment Term shall be automatically extended for an additional one-year period, unless the Company or Executive provides the other party hereto 60 days’ prior written notice before the next Extension Date that the Employment Term shall not be so extended. For the avoidance of doubt, the term “Employment Term” shall include any extension that becomes applicable pursuant to the preceding sentence.

b. Executive Representation. Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of the Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.

2. Position.

a. During the Employment Term, Executive shall serve as the Company’s President and Chief Executive Officer and shall principally perform Executive’s duties to the Company and its affiliates from the Company’s offices in the Orange County, California metropolitan area, subject to normal and customary travel requirements in the conduct of the Company’s business. In such position, Executive shall have such duties and authority as shall be determined from time to time by the Board of Directors of the Company (the “Board”) and the Executive shall report directly to the Board.

b. During the Employment Term, Executive will devote Executive’s full business time and best efforts to the performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict with the rendition of such services either directly or indirectly, without the prior written consent of the Board; provided that Executive shall be permitted to participate in such charitable and community-related services as Executive may choose; provided further that such services do not materially interfere with his duties hereunder.

3. Base Salary. During the Employment Term, the Company shall pay Executive a base salary (the “Base Salary”) at the annual rate of $310,000, payable in regular installments in accordance with the Company’s usual payment practices. Executive shall be entitled to such annual increases in Executive’s Base Salary, if any, as may be determined from time to time in the sole discretion of the Board.

4. Annual Bonus. With respect to each full fiscal year during the Employment Term, Executive shall be eligible to earn an annual bonus award (an “Annual Bonus”) calculated, in accordance with Exhibit A attached hereto, with a targeted bonus equal to seventy-five percent (75%) of Executive’s Base Salary (the “Target Bonus”); provided, however, that Executive agrees that the Company shall be entitled to set-off any amounts payable pursuant to this Section 4 or Section 8 against amounts owed to the Company by Executive pursuant to the Promissory Note (defined below). Notwithstanding the foregoing, the Company agrees that the Executive’s Annual Bonus for the fiscal year ending December 26, 2001 (i) shall be calculated as if Executive had been employed for such entire fiscal year and shall not be reduced by virtue of the fact that his employment by the Company begins on the date hereof and (ii) shall not be less than $50,000 and the Company shall advance such amount to the Executive payable on the date hereof (the “Advance”). Executive shall use $30,000 of the Advance to purchase 367.287 shares of common stock, par value $.10 per share (the “Common Stock”), of EPL Holdings, Inc., a Delaware corporation (“Holdings”), pursuant to the Common Stock Subscription Agreement, dated as of the date hereof, between Executive and Holdings (the “Common Stock Subscription Agreement”) and 7.346 shares of 6% Series A Preferred Stock, par value $0.01 per share (the “Preferred Stock”), of EPL Intermediate, Inc. a Delaware corporation (“Intermediate”), pursuant to a Preferred Stock Subscription Agreement, dated as of the date hereof, between Executive and Intermediate (the “Preferred Stock Subscription Agreement”).

5. Employee Benefits. During the Employment Term, Executive shall be provided, in accordance with the terms of the Company’s employee benefit plans as in effect from time to time, health insurance, retirement benefits and fringe benefits (collectively “Employee Benefits”) on the same basis as those benefits are generally made available to other senior executives of the Company. During the Employment Term, the Company shall pay Executive $1,100 per month as an automobile and transportation expense allowance. Executive shall be provided with annual vacation on a basis consistent with Company policy.

6. Business Expenses. During the Employment Term, reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be reimbursed by the Company in accordance with Company policies.

7. Loan. In order to provide Executive the means to purchase the remaining 1,652.692 shares of Common Stock of Holdings pursuant to the Common Stock Subscription Agreement and the remaining 33.054 shares of Preferred Stock of Intermediate pursuant to the Preferred Stock Subscription Agreement, the Company shall lend to Executive $135,000, pursuant to the terms of a promissory note, dated the date hereof (the “Promissory Note”), issued by Executive to the Company, which Note shall be secured by such Common Stock and Preferred Stock pursuant to the terms of a Security and Pledge Agreement, dated as of the date hereof, between Executive and the Company (the “Security and Pledge Agreement”).

8. Termination. The Employment Term and Executive’s employment hereunder may be terminated by either party at any time and for any reason; provided that Executive will be required to give the Company at least 30 days advance written notice of any resignation of Executive’s employment. Notwithstanding any other provision of this Agreement, the provisions of this Section 8 shall exclusively govern Executive’s rights upon termination of employment with the Company and its affiliates. Upon termination of Executive’s employment for any reason, Executive agrees to resign, as of the date of such termination, from the Company’s Board of Directors and the Board of Directors of any of the Company’s affiliates.

a. By the Company For Cause or By Executive’s Resignation without Good Reason.

(i) For purposes of this Agreement, “Cause” shall mean action by the Executive that constitutes misconduct, dishonesty, the failure to comply with specific directions of the Board of Directors that are consistent with the terms hereof (after having been given a reasonably detailed written notice of, and a period of 20 days to cure, such misconduct or failure), a deliberate and premeditated act against the Company or its affiliates, the commission of a felony or substance abuse or inebriation which renders the Executive unfit to perform his duties. Any voluntary termination of employment by the Executive in anticipation of an involuntary termination of the Executive’s employment for Cause shall be deemed to be a termination for Cause.

(ii) If Executive’s employment is terminated by the Company for Cause, or if Executive resigns without Good Reason (defined below), Executive shall be entitled to receive:

(A) the Base Salary through the date of termination;

(B) any Annual Bonus earned but unpaid as of the date of termination for any previously completed calendar year;

(C) reimbursement for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the date of Executive’s termination; and

(D) such Employee Benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company (the amounts described in clauses (A) through (D) hereof being referred to as the “Accrued Rights”).

Following such termination of Executive’s employment by the Company for Cause or resignation by Executive without Good Reason, except as set forth in this Section 8(a), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

b. Disability or Death.

(i) The Employment Term and Executive’s employment hereunder shall terminate upon Executive’s death and if Executive becomes physically or mentally incapacitated and is therefore unable for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twenty-four (24) consecutive month period to perform Executive’s duties (such incapacity is hereinafter referred to as “Disability”). Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of the Agreement.

(ii) Upon termination of Executive’s employment hereunder for either Disability or death, Executive or Executive’s estate (as the case may be) shall be entitled to receive:

(A) the Accrued Rights; and

(B) a pro rata portion of any Annual Bonus that the Executive would have been entitled to receive pursuant to Section 4 hereof in such year based upon the percentage of the calendar year that shall have elapsed through the date of Executive’s termination of employment, payable when such Annual Bonus would have otherwise been payable had the Executive’s employment not terminated,

Following Executive’s termination of employment due to death or Disability, except as set forth in this Section 8(b), Executive or Executive’s estate (as the case may be) shall have no further rights to any compensation or any other benefits under this Agreement.

c. By the Company Without Cause or by Executive’s Resignation with Good Reason.

(i) For purposes of this Agreement, “Good Reason” shall mean:

(A) Executive’s relocation by the Company outside Orange County, California;

(B) a reduction of Executive’s title of President and Chief Executive Officer;

(C) removal of Executive from the Company’s Board of Directors or the failure of Executive to be reelected to the Board of Directors at any time during the Employment Term; or

(D) the failure of the Company to provide or cause to be provided to Executive any of the employee benefits described in Section 5 hereof; provided that none of the events described in clauses (A), (B), (C) or (D) of this Section 8(c)(i) shall constitute Good Reason unless Executive shall have notified the Company in writing describing the events which constitute Good Reason and then only if the Company shall have failed to cure such event within thirty days after the Company’s receipt of such written notice.

(ii) If Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability) or if Executive resigns with Good Reason, Executive shall be entitled to receive:

(A) the Accrued Rights;

(B) a pro rata portion of any Annual Bonus that the Executive would have been entitled to receive pursuant to Section 4 hereof in such year based upon the percentage of the calendar year that shall have elapsed through the date of Executive’s termination of employment, payable when such Annual Bonus would have otherwise been payable had the Executive’s employment not terminated; and

(C) subject to Executive’s continued compliance with the provisions of Sections 9 and 10, continued payment of the Base Salary until twelve (12) months after the date of such termination; provided that the aggregate amount described in this clause (C) shall be reduced by the amount of any other cash severance or termination benefits payable to Executive under any other plans, programs or arrangements of the Company or its affiliates and; provided, further, that such aggregate amount described in this clause (C) shall not be reduced or mitigated by any compensation received by the Executive from any third party after the termination of his employment.

Following Executive’s termination of employment by the Company without Cause (other than by reason of Executive’s death or Disability) or by Executive’s resignation with Good Reason, except as set forth in this Section 8(c), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

d. Expiration of Employment Term.

(i) Election Not to Extend the Employment Term. In the event either party elects not to extend the Employment Term pursuant to Section 1, unless Executive’s employment is earlier terminated pursuant to paragraphs (a), (b) or (c) of this Section 8, Executive’s termination of employment hereunder (whether or not Executive continues as an employee of the Company thereafter) shall be deemed to occur on the close of business on the day immediately preceding the next scheduled Extension Date and Executive shall be entitled to receive the Accrued Rights.

Following such termination of Executive’s employment hereunder as a result of either party’s election not to extend the Employment Term, except as set forth in this Section 8(d)(i), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(ii) Continued Employment Beyond the Expiration of the Employment Term. Unless the parties otherwise agree in writing, continuation of Executive’s employment with the Company beyond the expiration of the Employment Term shall be deemed an employment at will and shall not be deemed to extend any of the provisions of this Agreement and Executive’s employment may thereafter be terminated at will by either Executive or the Company; provided that the provisions of Sections 9, 10 and 11 of this Agreement shall survive any termination of this Agreement or Executive’s termination of employment hereunder .

e. Notice of Termination. Any purported termination of employment by the Company or by Executive (other than due to Executive’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 12(g) hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

f. Definition of Good Reason in Stockholders’ Agreement. Solely for the purpose of enforcing Holdings’ rights under Article 5 of the Stockholders’ Agreement, dated as of December 29, 1999, among Holdings, Intermediate and the persons described therein as Minority Shareholders, as amended on January 10, 2000 (the “Stockholders’ Agreement”), the definition of Good Reason contained herein shall apply as the definition of “good reason” in Section 5.1(c) of the Stockholders’ Agreement (in place of the definition set forth therein).

9. Non-Competition. a. Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees as follows:

(1) Executive agrees that during the term of employment and until the first anniversary of the date of termination of Executive’s employment with the Company or any direct or indirect subsidiary of the Company, as the case may be, the Executive will not directly or indirectly, (i) engage in any business that operates quick service restaurants that compete directly with the business of the Company or its affiliates in any market in which the Company or its affiliates presently operate restaurants or have targeted operating restaurants at the time of termination of Executive’s employment (a “Competitive Business”), (ii) enter the employ of, or render any services to, any person engaged in a Competitive Business, (iii) acquire a financial interest in, or otherwise become actively involved with, any person engaged in a Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant, or (iv) interfere with business relationships (whether formed before or after the date of this Agreement) between the Company or any of its affiliates and customers, suppliers, partners, members or investors of the Company or its affiliates. Notwithstanding the foregoing, Executive may, directly or indirectly own, solely as an investment, securities of any person engaged in Competitive Business which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own 5% or more of any class of securities of such person.

(2) Executive further agrees that during the term of employment and until the second anniversary of the date of termination of Executive’s employment with the Company or any direct or indirect subsidiary of the Company, as the case may be, Executive will not, directly or indirectly, (i) solicit or encourage any employee of the Company or its affiliates to leave the employment of the Company or its affiliates, (ii) hire any such employee who was employed by the Company or its affiliates as of the date of Executive’s termination of employment with the Company or who left the employment of the Company or its affiliates within two years prior to or after the termination of Executive’s employment with the Company, or (iii) solicit or encourage to cease to work with the Company or its affiliates any consultant then under contract with the Company or its affiliates.

b. It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 9 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

10. Confidentiality. Executive will not at any time (whether during or after Executive’s employment with the Company) disclose or use for Executive’s own benefit or purposes or the benefit or purposes of any other person, firm, partnership, limited liability company, joint venture, association, corporation or other business organization, entity or enterprise other than the Company and any of its subsidiaries or affiliates, any trade secrets, information, data, or other confidential information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans, or the business and affairs of the Company generally, or of any subsidiary or affiliate of the Company, provided that the foregoing shall not apply to information which is not unique to the Company or which is generally known to the industry or the public other than as a result of Executive’s breach of this covenant; provided further that the foregoing shall not apply when Executive is required to divulge, disclose or make accessible such information by a court of competent jurisdiction or an individual duly appointed thereby, by any administrative body or legislative body (including a committee thereof) having supervisory authority over the business of the Company, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Executive to divulge, disclose or make accessible such information. Executive agrees that upon termination of Executive’s employment with the Company for any reason, he will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company and its affiliates, except that he may retain personal notes, notebooks and diaries that do not contain confidential information of the type described in the preceding sentence. Executive further agrees that he will not retain or use for Executive’s account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or its affiliates.

11. Specific Performance. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 9 or Section 10 would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

12. Miscellaneous.

a. Governing Law. This Agreement shall be governed by and construed in all respects under the laws of the State of New York (without giving effect to any choice or conflict of law principles). Each party agrees that any action to enforce which arises out of or in any way relates to any of the provisions of this Agreement shall be brought and prosecuted exclusively in any federal or state court located within the City of New York; and the parties irrevocably and unconditionally submit to the jurisdiction of such courts and to service of process by registered mail, return receipt requested, or by any other manner provided by New York law.

b. Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

c. No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

d. Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

e. Assignment. This Agreement shall not be assignable by Executive. This Agreement may be assigned by the Company to a company which is a successor in interest to substantially all of the business operations of the Company. Such assignment shall become effective when the Company notifies the Executive of such assignment or at such later date as may be specified in such notice. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such successor company, provided that any assignee expressly assumes the obligations, rights and privileges of this Agreement.

f. Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributes, devises and legatees.

g. Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or if sent by nationally recognized overnight courier, by telecopy or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:

El Pollo Loco, Inc.

3333 Michelson Drive

Suite 550

Irvine, California 92612

Attn: President

With a copy to:

American Securities Capital Partners, LP

666 Third Avenue

29th Floor

New York, New York 10017

Attn: David Horing

If to Executive:

To the most recent address of Executive set forth in the personnel records of the Company.

h. Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

i. Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

j. Reimbursement of Fees. The Company shall promptly reimburse Executive for all legal fees and expenses actually incurred in connection with the negotiation, preparation and execution of this Agreement, the Common Stock Subscription Agreement, the Preferred Stock Subscription Agreement, the Promissory Note, the Security and Pledge Agreement and a Joinder Agreement, dated as of the date hereof, among the Executive, Holdings and Intermediate; provided, that, the aggregate amount of such reimbursement shall not exceed $5,000.

***

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

/s/ Stephen E. Carley

Stephen E. Carley 7517 Mulholland Drive Los Angeles, California 90046

EL POLLO LOCO, INC.

By:	/s/

Name: Title:

Acknowledged and Agreed Solely for purposes of Section 8(f): EPL HOLDINGS, INC.

By:	/s/

Name: Title:

Exhibit A

Annual Bonus Calculation

Bonuses for any fiscal year will be established by reference to budgeted “EBITDA” for such fiscal year (“Budgeted EBITDA”), with EBITDA defined as the income of the Company (i) before, without duplication, interest expense, amortization of deferred financing fees and acquisition-related bank/financing fees, income taxes, depreciation and amortization expense, (ii) before gains (or losses) on the sale of Company operated restaurants or other significant assets, and (iii) after all bonuses (including the Annual Bonus (as defined in the Employment Agreement to which this Exhibit A is attached)) and profit sharing expenses of the Company of any kind. Budgeted EBITDA will be established by the Company’s Board of Directors (following annual plan reviews with the Company’s management) within the first three months of each fiscal year during the Employment Term; provided that Budgeted EBITDA for the fiscal year ending December 26, 2001 shall be $34.0 million.

The bonus for any calendar year will in no event exceed 150% of the Target Bonus for such calendar year and will be calculated on the basis of the extent of attainment of Budgeted EBITDA for such calendar year as follows:

EBITDA as Percentage of Budgeted EBITDA	Percent of Target Bonus To Be Paid
Less than 90%	0%
90%	25%
100%	100%
125% or more	150%

For purposes of calculating bonuses in the event that EBITDA exceeds 90% of budgeted EBITDA but is less than 125% of Budgeted EBITDA, payout amounts shall be calculated in accordance with the following interpolative principles:

•	Between 90% of Budgeted EBITDA and 100% of Budgeted EBITDA, the payout will be based on a linear sliding scale between 25% and 100% of the Target Bonus (e.g., at 95% of Budgeted EBITDA, the payout will equal 62.5% of the Target Bonus, and, at 98% of Budgeted EBITDA, the payout will equal 85% of the Target Bonus); and

•	Between 100% of Budgeted EBITDA and 125% of Budgeted EBITDA, the payout will be based on a linear sliding scale between 100% and 150% of the Target Bonus (e.g., at 110% of Budgeted EBITDA, the payout will equal 120% of the Target Bonus, and, at 120% of Budgeted EBITDA, the payout will equal 140% of the Target Bonus).